DYH & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS ADVISORS

October 13, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Kiwa Bio-Tech Holdings Group Corporation
Commission File Number: 0001159275
Form 8-K dated October 11, 2017

Dear Sir or Madam:

We have read the statements of Kiwa Bio-Tech Holdings Group Corporation (the "Company") included under Item 4.01 of its Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on October 11, 2017 (the "8-K"), and we agree with such statements concerning our firm except as follows:

1. We disagree with the Company's following statement in the 8-K, "DYH advised the Company that it believed that the Company did not properly disclose in the Notes to the Company's Financial Statements dated as of December 31, 2016, March 31, 2017 and June 30, 2017 a related party transaction between the Company and Kangtan Gerui (Beijing) Bio-Tech Co., Ltd. Specifically, DYH believes that the Company did not properly report the fact that Ms. Feng Li, a director and shareholder of the Company is also a minority shareholder of Kangtan Gerui (Beijing) Bio-Tech Co., Ltd.," to the extent indicated below:

   (a) We disagree with the Company's disclosure in the above-quoted sentence that limits the periods for which we advised the Company that amendment of certain previously-filed Quarterly Reports on Form 10-Q was appropriate. In a letter dated October 5, 2017, we advised the Company that the Company should amend the disclosure regarding the related party transactions as of and for the year ended December 31, 2016, and for the periods ended March 31, 2017 and June 30, 2017. However, following conversations with management, we orally amended our advice to the Company later on October 5, 2017 that, in addition to the periods referred to above, the Company should amend the disclosure regarding the related party relationships in the Company's previously filed Quarterly Reports for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016. In addition, we informed the management that we must undertake additional procedures, and requested certain supporting documents and written narrative to describe fully the relationship between the Company and Kangtan Gerui (Beijing) Bio-Tech Co., Ltd. ("Kangtan") and between Feng Li and Kangtan. Ms. Li is the Company's Secretary, a director and a principal stockholder of the Company, and we understand that she is also the holder of approximately 23% of the stock of Kangtan. Please refer to our letter dated October 13, 2017, responding to the

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Company's statements included under Item 4.02 of its Current Report on Form 8-K filed with the SEC on October 11, 2017 for additional information regarding this matter. On October 8, 2017, we sent an e-mail to management and withdrew our letter dated October 5, 2017.

(b) We disagree with the Company's disclosure in the above-quoted sentence that fails to mention that we advised the Company that it should restate its financial statements in the Company's previously filed Quarterly Report for the three- and nine-month periods ended September 30, 2016. We believe that the Company's interim financial statements for the three-and nine-month periods ended September 30, 2016 should be restated due to a material overstatement of both Prepaid expenses and Equity in the amount of approximately $1.6 million. Please refer to our letter dated October 13, 2017, responding to the Company's statements included under Item 4.02 of its Current Report on Form 8-K filed with the SEC on October 11, 2017 for additional information regarding this matter.

2. We are not able to agree or disagree with (i) the statements made by the Company related to its engagement of Friedman LLP as the Company's independent registered public accounting firm; or (ii) the date that the Company actually engaged Friedman LLP. Additionally, based solely on our review of the disclosures contained in the 8-K, we do not agree that the date of earliest event on the cover of the 8-K should be October 11, 2017.

Sincerely,

DYH & Company

DYH & Company
Brea, California